Exhibit 99.30

FIRST AMENDMENT

TO

LEASE AGREEMENT

THIS FIRST AMENDMENT TO THE LEASE AGREEMENT (“Amendment”) is made and entered into this 1st day of April 2022, between Hospitality Income & Asset, LLC, a Colorado limited liability company whose address is 1820 Jet Stream Drive, Colorado Springs, Co 80921, herein designated as the “Landlord,” and Bourbon Brothers Presents, LLC, a Colorado limited liability company whose address is 1820 Jet Stream Drive, Colorado Springs, Co 80921, herein designated as the “Tenant”.

This is to amend the Lease Agreement (“Lease”) originally dated October 23, 2018.

1.	Rental. The Base Rent will be adjusted starting May 1, 2022. The monthly installments due will be $7,500.00 per month or $90,000 annually. This reduction is base rent will be in effect through the remainder of the lease. The rent adjustments to take place every 60 months is still in effect.

IN WITNESS WEHREOF, this Amendment is executed as of the day and year first written above.

LANDLORD: Hospitality Income & Asset, LLC

/s/ JW Roth
JW Roth, Manager

TENANT: Bourbon Brothers Presents, LLC

/s/ JW Roth
JW Roth, Manager

Current
full rent
base rent	7,500.00	$1,730.77
insurance	2,700.00	$623.08
taxes	5,300.00	$1,223.08
weekly transfer	15,500.00	$3,576.92